ASSET PURCHASE AGREEMENT
                    ------------------------

     AGREEMENT made this 2nd day of June, 1995, by and among Modine Manufacturing Company, a Wisconsin corporation (hereinafter referred to as "Modine"), Modi, Inc. a Kentucky corporation (hereinafter referred to as "Subsidiary"), and The Equion Corporation, a Delaware corporation (hereinafter referred to as "Seller").

     WHEREAS, Seller desires to sell and Modine, through Subsidiary, a wholly-owned subsidiary of Modine, desires to purchase all of the business and substantially all of the property, rights and assets of Signet Systems, Inc., a division of Seller;

     WHEREAS, contemporaneously herewith, Seller, Modine and Subsidiary are entering into a Stock Purchase Agreement (the "AutoAir Agreement") pursuant to which Modine or Subsidiary has agreed to purchase eighty percent (80%) of the outstanding stock of Signet AutoAir Klimaanlagen GmbH, a German corporation ("AutoAir"). The AutoAir Agreement will be in the form attached hereto as Exhibit I and shall provide for the transfer of the stock pursuant to German laws and other provisions specific to the sale of AutoAir.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions set forth in this Agreement, Modine, Subsidiary and Seller agree as follows:


                            ARTICLE I
                           DEFINITIONS

    Section 1.1  Defined Terms.  As used in this Agreement, the
                 -------------
following terms shall be defined as set forth below.

        (a) "Purchased Business" shall, in general, mean all of the business and assets of The Equion Corporation's Signet
     Systems, Inc. division, including, but not limited to,

             ( i)  Property and Plant thereon, known as "The
         Harrodsburg Plant" located in Harrodsburg, State of
         Kentucky; and

             (ii)  all of Seller's right, title and
         interest in the "Purchase Agreement for an Enterprise" effective September 1, 1994 between AutoAir, a partially owned subsidiary of Seller and the sellers of the business thereunder and the note and obligations related thereto (the "AutoAir Contract").

        The term "Purchased Business" does not include the AutoAir stock (and business) which is the subject of the AutoAir Agreement.

        (b) "Seller's Real Estate Leases" shall mean those certain real estate leases (including any applicable options or extensions), all as specifically set forth in Schedule D to this Agreement, pertaining to the manufacturing facilities, warehouse facilities, and office facilities of which the specific rights, duties and obligations of Seller as lessee thereunder are to be assigned to Subsidiary.

        (c) "Purchase Price" shall mean the purchase price for the Purchased Business as set forth in and adjusted in accordance with Section 2.3.

        (d) "Purchased Assets" shall mean all of the assets required for the operation of the Purchased Business including those assets specifically set forth in the Pro Forma Balance Sheet or Schedule D to this Agreement relating to the assets of the manufacturing facilities, warehouse facilities or office facilities.

        (e) "Pro Forma Balance Sheet" shall mean that certain unaudited pro forma balance sheet entitled "Signet Systems and Signet AutoAir Combined Balance Sheet" dated as of April 7, 1995 attached hereto as Schedule A.1 and specifically the projected July 31, 1995 balance sheet in such document.

        (f)  "Final Balance Sheet" has the meaning set forth in
     Section 2.3(c).

        (g) "Interim Balance Sheet" shall mean a statement of assets and liabilities of the Signet Systems, Inc. division (excluding intercompany accounts and all cash except the restricted cash account balances of the Ford Motor Company warranty bank accounts) prepared as of May 31, 1995 by Seller using the same methods of valuation as used by Seller in its July 31, 1994 audited financial statements which statement shall also include a separate statement of Seller's investment in AutoAir as of May 31, 1995. The inventory in such statement, based upon the results of a physical inventory and valuation analysis in accordance with generally accepted accounting principles as consistently applied by the Seller shall be audited by KPMG Peat Marwick subject to control and observation by Modine's auditors. Accounts receivable shall be valued in accordance with generally accepted accounting principles as consistently applied by the Seller and shall be audited by KPMG Peat Marwick subject to control and observation by Modine's auditors. All other assets and liabilities will be subject to review by KPMG Peat Marwick and Modine's auditors.


                           ARTICLE II
            EXCHANGE OF PROPERTY FOR CASH AND A NOTE

     Section 2.1  Purchased Business and Purchased Assets.  Upon
                  ---------------------------------------
and subject to the terms and conditions hereinafter stated, Subsidiary shall acquire from Seller and Seller shall transfer, convey and assign to Subsidiary in exchange for cash and certain notes of Modine and the assumption by Subsidiary of certain liabilities, as hereinafter specified, all of the business, properties, rights and assets of the Purchased Business of every kind and nature, wherever situated, including, without limiting the generality of the foregoing, its business as a going concern, the right to use the "Signet" name and any other trademarks, and trade names, its accounts receivable, bank accounts, advances, deposits, claims of all kinds, rights under contracts (including, but without limitation, the AutoAir Contract), fixtures, materials, prepaid expenses, insurance policies (to the extent such insurance policies relate solely to the Purchased Business), and all books and records of the Purchased Business with the exception of originals of accounting and financial work papers, all as the same shall exist on the Closing Date; provided, that Seller shall retain its corporate franchise, its remaining businesses, and its rights under this Agreement. Such business, properties, rights and assets of the Purchased Business intended to be transferred to Subsidiary pursuant hereto shall be conveyed, assigned and transferred by appropriate instruments, the form and execution of which shall be subject to the approval of Modine's counsel.

     Section 2.2  Seller to Retain its Corporate Books.  Seller
                  ------------------------------------
shall retain its corporate shareholder and Board of Directors minute books. Modine shall retain the books and records transferred hereunder for a period of at least seven (7) years and shall make such books and records available to persons authorized by Seller at all reasonable times.

     Section 2.3  Payment.  (a) Upon and subject to the terms and
                  -------
conditions stated in this Agreement, Modine shall pay to Seller for the business and assets being purchased pursuant to this Agreement and the stock of AutoAir being purchased under the AutoAir Agreement, the aggregate sum of $54,000,000 (the "Preliminary Purchase Price") as adjusted pursuant to Section 2.3(b). The sum shall be allocated as follows:

                                 PRELIMINARY
     PURCHASED COMPONENT        PURCHASE PRICE         NET ASSET VALUE
     -----------------------------------------------------------------

     Assets - Signet             $50,483,000*            $21,513,000*
     Stock - AutoAir             $ 3,517,000             $ 3,517,000
              TOTAL              $54,000,000             $25,030,000

     *Adjusted upward by the amount of the Worker's Compensation reserve set forth on the Pro Forma Balance Sheet.

        (b) The Preliminary Purchase Price will be adjusted dollar for dollar to the extent that the net assets shown on the Final Balance Sheet (which is comparable to the "total equity" entry on the Pro Forma Balance Sheet) (the "Final Total Equity") varies from the pro forma "total equity" for July 31, 1995 set forth on the Pro Forma Balance Sheet as adjusted in accordance with the following sentence. The pro forma "total equity" for July 31, 1995 shown on the Pro Forma Balance sheet is adjusted to $21,513,000 ($23,415,000 less $2,902,00 cash plus $1,000,000 Ford Motor Company deposit), without taking into account the net asset value of AutoAir stock, and net advances to AutoAir, of $3,517,000. The Preliminary Purchase Price as adjusted is hereinafter referred to as the "Purchase Price."

        (c) For purposes of calculating the adjustments to the Preliminary Purchase Price pursuant to the foregoing provisions, within sixty (60) calendar days of the Closing Date, Seller will deliver to Modine a report of KPMG Peat Marwick as to a statement of assets and liabilities of the Signet Systems, Inc. division (excluding intercompany accounts and all cash except the account balances of the Ford Motor Company warranty accounts) and a statement of Seller's investment in AutoAir each as of July 31, 1995 (collectively, the "Provisional Closing Balance Sheet") prepared based upon the audited combining financial statements of Seller using the physical inventory of Signet System's assets taken in connection with the Interim Balance Sheet rolled forward to July 31, 1995. In connection with the preparation of such report, Modine and Subsidiary shall cooperate with Seller and KPMG Peat Marwick and provide all statements, work papers and personnel necessary to complete such audit. Such statements shall be prepared in accordance with generally accepted accounting principles as consistently applied by the Seller. During the thirty (30) calendar days immediately following Modine's receipt of the Provisional Closing Balance Sheet, Modine and its representatives and auditors shall be entitled to review the Provisional Closing Balance Sheet and Seller's working papers relating thereto. The Provisional Closing Balance Sheet shall become final and binding upon the parties on the thirtieth (30th) calendar day following its delivery, unless Modine gives written notice to Seller of its disagreement with the Provisional Closing Balance Sheet and such calculations ("Notice of Disagreement") prior to such date. If a timely Notice of Disagreement is received by Seller with respect to the Provisional Closing Balance Sheet, then such Provisional Closing Balance Sheet (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the ten (10) calendar days immediately following the delivery of any Notice of Disagreement, Modine and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period, each party shall have access to the other party's working papers prepared in connection with the other party's preparation of a Notice of Disagreement. At the end of such 10-day period, Modine and Seller shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and which were properly included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute. The Provisional Closing Balance Sheet, with such adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on Modine and Seller on the date the Accounting Firm delivers its final resolution to the parties. Upon the final and binding determination of the Provisional Closing Balance Sheet as set forth above, the Provisional Closing Balance Sheet shall become the "Final Balance Sheet." The Accounting Firm shall be Ernst & Young, or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The cost of any review or arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.3(c) shall be borne 50% by Modine and 50% by Seller.

        (d) Payment of the Purchase Price shall be made as follows:

              ( i) On the Closing Date Modine shall pay to Seller Forty-nine Million Dollars ($49,000,000*) in cash;

        *Adjusted upward by the amount of the Worker's
         Compensation reserve set forth on the Pro Forma Balance
         Sheet.

              ( ii)  On the Closing Date Modine shall
        deliver to Seller two duly executed non-negotiable promissory notes (Exhibits II and IIA) each for Two Million Five Hundred Thousand ($2,500,000) (the "Notes"), which shall bear interest on the unpaid principal sum outstanding from time to time at the prime rate as adjusted from time to time utilized by Modine's prime lender, the M&I Marshall & Ilsley Bank, Milwaukee, Wisconsin. Specifically, the principal amount of each note shall be due and payable as follows:

               (A)  The first of said notes shall be due
        and payable on July 31, 1996; and

               (B)  The second of said notes shall be due
        and payable on July 31, 1997.

        Payment of the Modine Indemnified Costs (as defined in Section 7.1) may be setoff against the obligations of Modine under one or both of said Notes in accordance with provisions as set forth in Article 7.

              (iii)  Within ten (10) calendar days of the
        determination of the Final Balance Sheet, if the Final Total Equity without taking into account the net investment in AutoAir stock as determined in accordance with the AutoAir Agreement is greater than $21,513,000, Modine shall pay the difference to Seller in cash; and

              ( iv) Within ten (10) calendar days of the determination of the Final Balance Sheet, if the Final Total Equity without taking into account the net investment in AutoAir stock as determined in accordance with the AutoAir Agreement is less than $21,513,000, the Seller shall pay the difference to Modine in cash.

     Section 2.4  Liabilities Assumed and Liabilities Not Assumed.
                  -----------------------------------------------
In addition to the payment as provided in Section 2.3 above, Modine shall also assume and agree to pay, perform and discharge in the normal course of business and in a timely fashion all of the debts, obligations and liabilities of the Purchased Business (except for any bank overdrafts, loans, intracompany or other, which shall not be assumed) as the same shall exist at the Closing Date except that Modine shall not assume:

         (a) Any liability of the Purchased Business which is not (i) reflected in the Final Balance Sheet or (ii) disclosed in writing to, and assumed in writing by, Modine prior to the Closing Date;

         (b) Any liability of Seller incurred in connection with this Agreement or the transactions contemplated herein including, but without limitation, liabilities for compensation and expenses of counsel and independent accountants; or

         (c) Any liability of Seller arising from any transaction subsequent to the Closing Date and including, without limiting the generality of the forgoing, any liability for federal or state income or other taxes in the nature thereof.

     In addition, Modine shall assume all of the obligations of Seller under that certain loan dated as of September 1, 1994 of Seller to D. Bloksma and the other former owners of AutoAir.

     Section 2.5  Assignment of Material Contracts.  Seller shall
                  --------------------------------
obtain, in all cases of material non-assignable contracts and rights and of all material contracts involving credits for purchases by the Purchased Business of products, materials and supplies, the consent of the other party or parties thereto to the assignment of such contracts and rights to Subsidiary.

     Section 2.6  Signet Systems Inc. Name.  Seller agrees that
                  ------------------------
it shall file promptly after Closing the necessary documents with the Kentucky Secretary of State's Office transferring the Signet Systems, Inc. name, and further agrees that it shall not operate an active business under the firm name and style of "Signet Systems, Inc." from the Date of Closing.

                           ARTICLE III
                             CLOSING

     Section 3.1  Place of Closing.  The Closing of this
                  ----------------
Agreement and all deliveries hereunder shall take place at the offices of The Equion Corporation, 269 West Main Street, Suite
800, Lexington, Kentucky unless the parties hereto mutually agree upon a different place.

     Section 3.2  Time of Closing.  The "Closing Date" or "Date
                  ---------------
of Closing" means the time at which Seller makes the conveyance provided for in Article II hereof against delivery of cash and the notes as provided in such Article which shall occur on July 31, 1995. The "Document Closing" shall be July 14, 1995 at ten o'clock a.m. (10:00 a.m.), Eastern time; provided, however, that it may be at such other place and time as shall be mutually agreed upon by the parties hereto but no later than July 31, 1995. At the Document Closing, all conditions to closing shall have been completed or waived and the only remaining conditions shall be payment of the Purchase Price and delivery of the conveyance documents.

     Section 3.3  Closing Escrow.  All of the closing documents
                  --------------
in connection with the transaction, including the Notes, any bills of sale, conveyances or title transfer documents, and all certificates, instruments and agreements in connection with the consummation of the transaction shall be executed on the Document Closing effective as of the Closing Date. All such documents and the purchase price shall be held in escrow pending the Closing Date. The Escrow Agreement is attached hereto as Exhibit III.

     Section 3.4  Failure to Close.  If, by July 14, 1995, Modine
                  ----------------
and Subsidiary fail to perform all of their respective obligations and agreements and comply with all covenants and conditions contained in this Agreement to be performed or complied with by them at or prior to the Closing Date (other than (a) the payment of consideration which may occur after the Document Closing but on or prior to July 31, 1995, (b) delays occasioned solely by the action or inaction of the Seller, or (c) delays resulting from the Department of Justice or Federal Trade Commission review of the Notification and Report Form for Certain Mergers and Acquisitions filed by either the Seller or Modine), Modine shall pay an additional $1,000,000 in cash to Seller for the purchase price of the Purchased Business.

                           ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF MODINE

     Modine represents and warrants to Seller as follows:

     Section 4.1  Corporate Organization.  Modine is a
                  ----------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power to perform its obligations under said Agreement.

     Section 4.2  Authorization of Agreement.  The execution and
                  --------------------------
delivery of this Agreement and the Notes described in Section 2.3(d) and the performance by Modine of its obligations hereunder and thereunder and the transactions contemplated herein have been duly authorized.

     Section 4.3  Effect of Agreement.   The execution,
                  -------------------
delivery and performance of this Agreement and the Notes described in Section 2.3(d) and the transactions contemplated hereby will not, with or without the giving of notice and/or the passage of time, (i) violate any provision of law applicable to Modine which violation would have a material adverse effect on the ability of Modine to perform its obligations under this Agreement and the Notes or (ii) conflict with, or result in the breach or termination of any provision of, the articles of incorporation or by-laws of Modine, or (iii) conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Modine pursuant to any indenture, mortgage, deed of trust or other instrument or agreement to which Modine is a party or by which it or any of its properties or assets may be bound which conflict, breach, termination, default, lien, charge or encumbrance would have a material adverse effect on the ability of Modine to perform its obligations under this Agreement and the Notes.

     Section 4.4  Brokerage.  Modine has not incurred any
                  ---------
obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby.

                            ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY

     Subsidiary represents and warrants to Seller as follows:

     Section 5.1  Corporate Organization.  Subsidiary is a
                  ----------------------
corporation duly organized, validly existing and in good standing under the laws of the state of Kentucky and has all requisite corporate power to perform its obligations under this Agreement.

     Section 5.2  Authorization of Agreement.  The execution and
                  --------------------------
delivery of this Agreement and the performance by Subsidiary of the transactions contemplated herein have been duly authorized.

     Section 5.3  Effect of Agreement.   The execution, delivery
                  -------------------
and performance of this Agreement and the transactions contemplated hereby will not, with or without the giving of notice and/or the passage of time, (i) violate any provision of law applicable to Subsidiary which violation would have a material adverse effect the ability of Subsidiary to perform its obligations under this Agreement or (ii) conflict with, or result in the breach or termination of any provision of, the articles of incorporation or by-laws of Subsidiary, or (iii) conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Subsidiary pursuant to any indenture, mortgage, deed of trust or other instrument or agreement to which Subsidiary is a party or by which it or any of its properties or assets may be bound which conflict, breach, termination, default, lien, charge or encumbrance would have a material adverse effect on the ability of Subsidiary to perform its obligations under this Agreement and the Notes.

     Section 5.4  Brokerage.  Subsidiary has not incurred any
                  ---------
obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby.

                           ARTICLE VI
            REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Modine and Subsidiary as follows:

     Section 6.1  Incorporation, Good Standing, Power, Etc.
                  -----------------------------------------
Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted.

     Section 6.2  Authorization of Agreement.  The execution and
                  --------------------------
delivery of this Agreement and the performance by Seller of the transactions contemplated herein have been duly authorized.

     Section 6.3  Effect of Agreement.  Except as set forth on
                  -------------------
Schedule L (which Schedule shall also set forth a method of compliance), the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not, with or without giving notice and/or the passage of time, (i) violate any provision of law applicable to the Purchased Business which violation would have a material adverse effect on the business or financial condition of the Purchased Business or the ability of Seller to perform its obligations under this Agreement or (ii) conflict with, or result in the breach or termination of any provision of, the certificate of incorporation or by-laws of Seller, or (iii) conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Purchased Business pursuant to any indenture, mortgage, deed of trust or other instrument or agreement to which Seller is a party or by which it or any of the Purchased Business's properties or assets may be bound which conflict, breach, termination, default, lien, charge or encumbrance would have a material adverse effect on the business or financial condition of the Purchased Business or the ability of Seller to perform its obligations under this Agreement.

     Section 6.4  Financial Statements.  Attached hereto as
                  --------------------
Schedule A.1 is the Pro Forma Balance Sheet of the Purchased Business as projected to July 31, 1995. The Pro Forma, Interim and Final Balance Sheets have been or will be prepared in accordance with generally accepted accounting principles consistently applied when determining the account balances of assets and trade liabilities and accruals included or to be included and are or will be correct and complete and fairly present the financial condition of the Purchased Business as at

April 7, 1995 projected to July 31, 1995; as at May 31, 1995
(Schedule A.2); and as at July 31, 1995 (Schedule A.3), respectively, except as otherwise indicated in the accompanying accountant's notes.

     Section 6.5  Absence of Undisclosed Liabilities.   The Pro
                  ----------------------------------
Forma, Interim and Final Balance Sheets make or will make full and adequate provision for all obligations and liabilities, fixed or contingent, of the Purchased Business as of their respective dates, and at those dates, the Purchased Business did not have any obligations or liabilities, fixed or contingent, not reflected in said Balance Sheets or disclosed in Schedules A.1, A.2, or A.3. or otherwise assumed in writing by Modine or Subsidiary.

     Section 6.6  Absence of Certain Changes or Events.  Except
                  ------------------------------------
as set forth on Schedule B hereto, Seller has not with respect to the Purchased Business, since April 7, 1995 (a) discharged or satisfied any material lien or material encumbrance or paid any material obligation or liability, fixed or contingent, to its shareholders or to any affiliated company; (b) mortgaged, pledged or subjected to material lien or to any other material encumbrance any of its assets or properties; (c) sold, transferred or leased any of the Purchased Assets, other than the sale of inventory or property in its usual course of business or other sale, transfer or lease which is not material to the Purchased Business; (d) canceled or compromised any material debt or material claims; (e) waived or released any rights of material value under any leases, agreements, patents, trademarks or trade names or with respect to know-how; (f) entered into any employment contract with any officer, employee or agent or paid any bonus or special compensation to any officer, employee or agent; (g) made any loans or advances to any officer, employees or agents other than advances for travel and other expenses; (h) suffered any material adverse changes in financial condition, assets, properties or business; or (i) entered into any transaction not in the ordinary course of business which would have a material adverse effect on the financial or other condition of the Purchased Business.

     Section 6.7  Tax Matters.  With respect to the Purchased
                  -----------
Business Seller has prepared and filed with the appropriate federal, state and local governmental agencies all tax returns required to be filed, and has paid, or made provisions for the payment of, all taxes which have or may become due pursuant to said tax returns or pursuant to any assessments received by it. The amount provided for income taxes in the Final Balance Sheet will be sufficient for all accrued and unpaid taxes, whether or not disputed, for the period ended on the date of the Final Balance Sheet. Seller has filed all appropriate tax returns with respect to the Purchased Business for all prior years and has paid all taxes due in accordance with applicable law and is not aware of any investigation or disputes over the amount of taxes paid with respect to the Purchased Business. Seller has not executed or filed with any tax authority any agreement extending the period for assessment or collection of any income taxes with respect to the Purchased Business. Seller is not a party to any pending action or proceedings by any governmental authority for assessment or collection of taxes with respect to the Purchased Business, nor has any claim for assessment or collection of taxes with respect to the Purchased Business been asserted against it.

     Section 6.8  Title to Properties, Absence of Liens and
                  -----------------------------------------
Encumbrances.  Except as specifically disclosed in Schedule C
------------
hereto, Seller has good and marketable title to all of the Purchased Assets (including the properties and assets reflected in the Pro Forma Balance Sheet), free and clear of all claims, liens, charges, encumbrances, restrictions on transfer and defects of any nature whatsoever except where such claims, liens, charges, encumbrances, restrictions or transfer and defects would not have a material adverse effect, either individually or in the aggregate, on the Purchased Business.

     Section 6.9  List of Documents; No Default.  Annexed hereto
                  -----------------------------
as Schedule D is a true and complete list, including a brief description, of the following:

        (a) All personal property (including machinery and equipment) owned by Seller with respect to the Purchased Business;

        (b) All policies of insurance (with a notation of the premiums paid thereon) owned by Seller with respect to the Purchased Business or in which Seller is named as a beneficiary;

        (c) Each contract, agreement, license, lease, commitment, and understanding to which the Purchased Business is bound which either (i) (1) involve payment by the Purchased Business of more than $50,000 and (2) extend (without right of termination by the Purchased Business) more than one (1) year from the date hereof, including contracts or commitments in the ordinary course of business, or (ii) personal service contracts not terminable by the Purchased Business on 30 days' notice, other than those listed and described pursuant to other sub-paragraphs of this Section 6.9;

        (d) All collective bargaining agreements (if any), contracts with labor unions, employment and consulting agreements, executive compensation agreements, employee pension plans, or retirement plans, employee profit sharing plans, employees' stock purchase and stock option plans, hospitalization insurance, retiree health plans, and other plans and agreements providing for employee benefits to which the Purchased Business is a party;

        (e) The names of all retired employees, if any, of the Purchased Business who are receiving or are entitled to receive any payments not covered by a pension plan of Seller or any union pension plan related to a collective bargaining agreement to which Seller is a party, their ages and their current annual unfunded pension benefits;

        (f)  The name of each bank in which the Purchased
     Business has an account or safety deposit box and the names of all persons authorized to draw thereon or have access thereto;

        (g) The name of each stock brokerage firm, if any, in which the Purchased Business has an account, the names of all persons authorized to purchase and sell securities through such account, and a description of the securities held therein; and

        (h) The names, and the related amounts of any person to which the Purchased Business is presently indebted who is a shareholder, officer, or director of Seller, or their respective spouses or children.

True and complete copies of the documents referred to in Schedule D have been delivered to Modine; except as set forth in Schedule D hereto, all of the rights, contracts, agreements, licenses, leases, commitments and understandings set forth therein are valid and enforceable in accordance with their respective terms for the period stated therein except where such validity or enforceability will not have a material adverse effect on the Purchased Business; and neither Seller nor any other party thereto or bound thereby is in default of the performance of its respective obligations thereunder except where a default does not have a material adverse effect on the Purchased Business, except as otherwise set forth in Schedule D hereto.

     Section 6.10  Litigation.  Except as set forth and fully
                   ----------
described in Schedule E hereto, there are no claims, actions, suits, proceedings or investigations pending, nor, to the knowledge of Seller threatened against or relating to the Purchased Business or its assets or properties, or in any way involving this Agreement or the transactions contemplated hereby, nor is there any basis known to Seller for any such claim, action, suit, proceeding or investigation. There is no order, decree or judgment of any kind in existence enjoining or restraining Seller, or any of its officers or employees, from taking any action of any kind with respect to the Purchased Business, nor is Seller in default with respect to any order, judgment, writ, injunction or decree of any governmental agency or instrumentality with respect to the Purchased Business. Seller has not waived any statute of limitations with respect to any of its liabilities with respect to the Purchased Business, including any liability for any taxes, (whether income, excise or other).

     Section 6.11  Books and Records.   The books and records of
                   -----------------
the Purchased Business are in all material respects complete and correct, have been maintained in accordance with generally accepted accounting principles consistently applied and good business practice and accurately reflect the results of operations of the Purchased Business as set forth in the financial statements referred to in Section 6.4 hereof. Modine may examine such books and records at such times as it may reasonably request.

     Section 6.12  Other Information.  Neither this Agreement nor
                   -----------------
the Schedules hereto contain any information which is false or misleading or contains any material misstatement of fact or omits to state any material fact required to be stated to make the statement therein not false or misleading.

     Section 6.13  Brokerage.  Except as set forth in Schedule F
                   ---------
hereto, Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby.

     Section 6.14  Future Conduct of Business.  Except as set
                   --------------------------
forth in Schedule G, Seller does not know of any present condition which would materially adversely affect the Purchased Business from being carried on in essentially the same manner as it is now being conducted, provided, however that, notwithstanding any of the foregoing representations and warranties or any other representation or warranty contained in this Agreement, Seller does not make any representation or warranty as to (i) any forecasts or projections of future performance of the Purchased Business; (ii) the impact of any seasonal or climate changes on the Purchased Business; (iii) the effect of changes in general economic conditions on the Purchased Business; (iv) the effect of any changes in the automotive or related industries on the Purchased Business; or (v) the future profitability of the Purchased Business under new ownership.

     Section 6.15  Patents, Trademarks, Copyrights and Trade
                   -----------------------------------------
Names.  Schedule H is a true and correct list of patents,
-----
trademarks, copyrights and trade names (and any applications therefor), registered to Seller in regard to the Purchased Business and the validity of such patents, trademarks, copyrights and trade names, and the title thereto, has not been questioned in any litigation to which Seller is a party or, to the knowledge of Seller in any threatened litigation.

     To the knowledge of Seller, no use of any patent, trademark, copyright and trade name owned by Seller in regard to the Purchased Business has heretofore been or is now being made, except by Seller or by an entity duly licensed by Seller to use the same under an agreement disclosed in Schedule D. Seller owns all patents, trademarks, trade names and copyrights necessary to the conduct of the Purchased Business as now being conducted or presently proposed to be conducted without known conflict with rights of others.

     Section 6.16  Compliance with Applicable Laws. The conduct
                   -------------------------------
by Seller of the Purchased Business does not violate or infringe any federal, state, or local law, statute, ordinance or regulation (other than any environmental law or regulation which is the subject of Section 6.17), but including any right, concession, patent, trademark, trade name, copyright, know-how or other proprietary right of others, the enforcement of which would materially adversely affect the Purchased Business or the value of its properties or assets; to its knowledge, Seller is in a position to comply with all applicable existing federal, state, and local laws heretofore enacted which may become effective hereafter with respect to the Purchased Business, without affecting the business of or the value of the Purchased Business.

     Section 6.17  Environmental Matters.  Except as disclosed on
                   ---------------------
Schedule I hereto, for which full and complete reserves have been or will be established, Seller has obtained and operated the Purchased Business in compliance with all federal, state, and local environmental laws and permits, the failure to comply with which would result in a material adverse effect on the Purchased Business. Except as disclosed on Schedule I hereto, for which full and complete reserves have been or will be established, there are no environmental claims, actions, suits, proceedings or investigations pending, nor to the knowledge of Seller, threatened against or relating to Seller or the business defined by the term Purchased Assets, nor is there any basis known to Seller for any such environmental claim, action, suit, proceeding or investigation. Except as disclosed on Schedule I hereto, for which full and complete reserves have been or will be established, there is no order, decree, or judgment pertaining to any environmental matters in existence enjoining or restricting the use or operation of the Purchased Business, nor is Seller in default for noncompliance with respect to any order, judgment, writ, injunction, or decree of any governmental agency or instrumentality pertaining to environmental matters. Seller is not presently aware of any circumstances which may give rise to future environmental liabilities with respect to the Purchased Business. Seller has not waived in writing any statutes of limitation with respect to any environmental liabilities regarding Purchased Business.

     Section 6.18  Machinery and Equipment.  All machinery and
                   -----------------------
equipment owned by Seller and defined by the term Purchased Business is in substantially the same condition and repair as it was when inspected by the representatives of Modine on April 5, 1995, ordinary wear and tear and ordinary capital improvements excepted.

     Section 6.19  Labor Disputes.  With respect to the Purchased
                   --------------
Business, to Seller's knowledge Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor practice; there is no pending unfair labor practice complaints against Seller with respect to the Purchased Business; there is no labor strike or other material labor disturbance pending or to Seller's knowledge threatened against or affecting the Purchased Business; no union representation question exists respecting the employees of the Purchased Business; no grievance which might have a material adverse affect on the Purchased Business or the conduct of its business; and no arbitration proceeding arising out of collective bargaining agreements are pending and no claim therefor exists.

     Section 6.20  Inventory, Accounts Receivable
                   ------------------------------

        (a) All inventory of the Purchased Business to be reflected on the Interim and Final Balance Sheets will consist solely of items of merchantable quality, saleable at regular price in the ordinary course of business (with a due allowance for excess and obsolete inventory based upon a valuation analysis in accordance with generally accepted accounting principles consistently applied by Seller) and will be carried on the books of the Purchased Business at the lower of cost or market.

        (b) The accounts receivable of the Purchased Business to be reflected on the Interim and Final Balance Sheets will be bona fide accounts receivable, fully collectible at their face amounts less the specified reserve for bad debt reflected in said Balance Sheets.

     Section 6.21  Purchase Obligations.  Each unfilled purchase
                   --------------------
order and each other commitment for purchases made by the Purchased Business was made in the usual and ordinary course of business as the result of genuine arms-length bargaining and, except as to purchase commitments listed on Schedule D hereto, there are no such purchase orders or commitments that call for deliveries thereunder beyond a period of one (1) year from the date hereof and require payment by the Purchased Business after the Closing Date in excess of $50,000.

     Section 6.22  Employee Benefit Plans; ERISA.  With respect
                   -----------------------------
to the Purchased Business there are no employee pension and welfare benefit plans, as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by the Seller, other than those described in Schedule D ("Benefit Plans").

     With respect to each Benefit Plan and except as provided on Schedule D: (i) If intended to qualify under Section 401(a) or 403(a) of the Code such plan so qualifies in all material respects and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and applicable law in all material respects; (iii) no material breaches of fiduciary duty have occurred; (iv) no material disputes are pending or to Seller's knowledge, threatened; (v) no non-exempt prohibited transaction has occurred for which the Seller would incur a material liability; (vi) no reportable event has occurred for which the thirty-day notice requirement has not been waived and for which the Seller would incur a material liability; (vii) all required contributions and premiums due have been made on a timely basis (including, where applicable, the extension of time established under Section 412 of the Code and regulations thereunder); and (viii) all legally required contributions and premiums necessary to fund for all current and future benefits of current employees, retirees and beneficiaries, have been paid (including any retiree or beneficiary welfare benefits). All contributions made or required to be made under any Benefit Plan treated as funded for federal income tax purposes meet the requirements for deductibility under the Code, and all contributions which have not been made have been properly recorded on the books of Seller.

     Except as set forth in Schedule D, no Benefit Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 413(c) of the Code).

     With respect to each Benefit Plan which is subject to Title IV of ERISA, neither Seller nor any Benefit Plan has incurred or is expected to incur, directly or indirectly, any actual or contingent liability arising from plan termination or withdrawal to the Pension Benefit Guaranty Corporation or otherwise.

     With respect to each Benefit Plan, and to the extent applicable, Seller has delivered to Modine accurate and complete copies of: all plan texts and agreements, all summary plan descriptions and summaries of material modifications; the most recent annual reports and all other reports filed with the Department of Labor pursuant to ERISA; the most recent annual and periodic accountings of plan assets; the most recent determination letters received from the Internal Revenue Service; and the most recent actuarial valuations.

     Section 6.23  Customers.  Except as set forth in Schedule J,
                   ---------
since January 1, 1995, no customer of Seller has advised Seller in writing of its intention to cancel a blanket purchase order for products of the Purchased Business; provided, that Modine acknowledges that the Purchased Business receives changes in the purchase orders from customers on a monthly basis which may vary up or down from orders made in the previous month and with respect to which Seller makes no representations or warranties.

     Section 6.24  Computer Programs, Databases and Software.
                   -----------------------------------------
Seller owns or has the right to use pursuant to lease or license computer programs, databases and software which, in the aggregate, are sufficient and adequate to operate the Purchased Business. Seller is in compliance with all material terms of such leases or licenses.

     Section 6.25.  Product Warranty.  Schedule K is a complete
                    ----------------
list of the Purchased Business's warranty programs (the "Warranty Programs") and the documents related to the Warranty Programs. The warranty reserves for the Warranty Programs (the "Warranty Reserves"), as set forth in the books and records of the Purchased Business and reflected in the Pro Forma Balance Sheet (and to be reflected in the Interim and Final Balance Sheet), are and will be adequate based on historical warranty costs and expenses of the Purchased Business. The Warranty Reserves have been maintained in accordance with generally accepted accounting principles consistently applied and good business practice. The Purchased Business is in material compliance with its warranty obligations as set forth in the documents listed on Schedule K.

                           ARTICLE VII
                         INDEMNIFICATION

     Section 7.1  Indemnification by Seller.  Seller agrees to
                  -------------------------
indemnify Modine and Subsidiary against and in respect of:

        (a) any loss, liability or damage to Modine or Subsidiary arising from any breach of any representation, warranty, covenant or agreement contained herein;

        (b) all obligations and liabilities of the Purchased Business whether accrued, fixed, contingent or otherwise, arising on or before the Final Balance Sheet date to the extent not reflected in the Final Balance Sheet or otherwise disclosed in the Schedules;

        (c) all obligations and liabilities of, or claims against, the Purchased Business between the Pro Forma Balance Sheet date and the Closing Date, to the extent not otherwise reflected in the adjustment to the Preliminary Purchase Price pursuant to Section 2.3, except for those arising in the ordinary course of business and except for those disclosed pursuant to this Agreement and approved by Modine in writing; and

        (d) all reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with any action, suit, proceeding, demand or judgment incident to any of the matters indemnified against in this Section 7.1.

     All such losses, liabilities, damages, costs and expenses are referred to herein as "Modine Indemnified Costs."

     Section 7.2  Indemnification by Modine and Subsidiary.  Each
                  ----------------------------------------
of Modine and Subsidiary agrees to indemnify Seller against and in respect of:

        (a) any loss, liability or damage to Seller arising from any breach of any representation, warranty, covenant or agreement contained herein;

        (b) all reasonable costs and expenses (including reasonable attorneys fees) incurred in connection with any action, suit, proceeding, demand or judgment incident to any of the matters indemnified against in this Section 7.2.

     All such losses, liabilities, damages, costs and expenses are referred to herein as "Seller Indemnified Costs."

     Section 7.3  Notice of Claim.  If, during the term of
                  ---------------
indemnification for any matter set forth in Section 7.4, any party shall become aware of any state of facts which threatens to give rise to any matter subject to indemnification pursuant to Sections 7.1 or 7.2 hereof, such party shall send a written notice to the other briefly setting forth such facts. Such party shall have the right (without prejudice to the other party's rights under this Agreement) at its sole cost and expense, to defend against any claim giving rise to any such liability, expense or loss, including if necessary, a defense in the name of such party who shall cooperate with the indemnifying party in the preparation of such defense, but shall be entitled to be reimbursed by the indemnifying party for the out-of-pocket costs and expenses or any liability incurred by them in connection therewith. In the event the indemnifying party undertakes such a defense, the indemnifying party shall be entitled to be represented by counsel of its own choosing. A "Defense" in the sense of the foregoing shall be deemed to include the affirmative action for the collection of the accounts receivable referred to in Section 6.20(b) hereof (taking into account the specified bad debt reserve as provided herein.)

     Section 7.4  Limitations on Indemnification.
                  ------------------------------

          (a) Modine's and Subsidiary's rights of indemnification hereunder shall remain in effect until July 31, 1997, except with respect to certain soil contamination and the remediation thereof at the Seller's Harrodsburg, Kentucky manufacturing plant. In regard to such contamination and remediation, Modine shall undertake in good faith to successfully implement the soil vapor extraction system presently designed and contemplated for remediation. The remediation shall be deemed to be completed when a reputable environmental consultant selected by Modine has issued its certification to Modine to that effect, which certification shall be in a form reasonably satisfactory to Modine and shall include written clearance from the appropriate Kentucky environmental regulatory authority. In the event such soil vapor extraction system is unsuccessful and such certification cannot be attained, then in that event Seller shall remain liable for such remediation as is necessary and appropriate to achieve such certification and written clearance. No Modine Indemnified Costs shall be payable hereunder until all such Modine Indemnified Costs in the aggregate exceed $50,000. In no event shall Seller be liable for Modine Indemnified Costs in excess of $15,000,000. Payment of the Modine Indemnified Costs may be setoff against the obligations of Modine under the Notes in accordance with the provisions as set forth in Section 7.6. The threshold levels and maximum amounts of indemnification set forth herein shall also take into account any indemnification obligations arising under the AutoAir Agreement.

          (b) The parties hereto agree that, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by a party hereto pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto other than as a result of fraud, the only relief and remedy available to the other party hereto in respect to said breach, default, or nonperformance shall be damages, but only to the extent properly claimable and as limited pursuant to this
     Article VII. Except where it can be shown that a party acted in a fraudulent manner, the parties hereto also agree that no action for termination or rescission, or claiming repudiation, of this Agreement may be brought or maintained by either party against the other following the Document Closing.

     Section 7.5  Product Warranty Indemnification Period.
                  ---------------------------------------
Provided that following the closing, no material changes are made to the warranty programs and, on an ongoing basis, Modine and Subsidiary (i) proactively audit and administer the warranty programs, including but not limited to auditing customer procedures, training, activities relating to the warranty programs, setup, account for and adjust the warranty reserves and account for warranty costs in a manner consistent with the books and records and practices and procedures of the Purchased Business as of the Closing Date; (ii) follow and comply in all material respects with warranty obligations set forth in the documents listed on Schedule D; and (iii) use their best efforts to adjust prices of the Purchased Business's products and take into account actual warranty claims and costs, then Seller shall indemnify Modine and Subsidiary for the aggregate amount by which actual warranty costs incurred by the Purchased Business until July 31, 1997 exceed an amount which is One hundred Thousand Dollars ($100,000) more than the warranty reserves as shown on the final balance sheet, provided that in no event shall Seller's obligation to indemnify Modine and Subsidiary under this Section
7.5 exceed an aggregate of One Million Dollars ($1,000,000). Any liability under this Section 7.5 shall be applied against the $50,000 threshold level for indemnification generally as provided in Section 7.4.

     Section 7.6 Set-off Procedure.  In the event Modine
                 -----------------
reasonably believes that any Modine Indemnified Costs (as defined in Section 7.1) have arisen during the term that one or more of the Notes are outstanding, other than those that relate to the soil contamination and remediation thereof at Seller's Harrodsburg, Kentucky manufacturing plant, as to which this
Section 7.6 shall not apply, Modine may pay into an interest-bearing escrow account with a financial institution reasonably satisfactory to it (the "Escrow Agent"), an amount equal to such estimated Modine Indemnified Costs (the "Estimated Holdback"). Notwithstanding the maturity date of one or both of the Notes, such Estimated Holdback shall be held in escrow by the Escrow Agent pending resolution by binding mediation to be conducted in accordance with the mediation provisions of Exhibit VIII annexed hereto, of Modine's claim to indemnification pursuant to Article
VII. Any additional amounts of principal and interest coming due on one or both of the Notes shall remain payable when due. Upon resolution of the mediation or upon written direction of the parties, that portion of the Estimated Holdback equal to the actual Modine Indemnified Costs, with interest accrued thereon, shall be returned to Modine, and the balance, with accrued interest, shall be delivered to Equion.

                          ARTICLE VIII
           CONDUCT OF BUSINESS - ACCESS TO INFORMATION

     Section 8.1  No Material Change in Status. Seller hereby
                  ----------------------------
agrees that from the date of April 7, 1995, pending the Closing, and except as otherwise provided in this Agreement, consented to by Modine in writing or disclosed in any Schedule hereto:

        (a) The Purchased Business has been and shall be conducted in the ordinary course of operation;

        (b) Except as approved by Modine in writing or as set forth in any applicable collective bargaining agreement or other existing plans, agreements, or rights as set forth in the Schedules to this Agreement, no increase or prepayment shall be made in the compensation payable to or to become payable to any officer, employee or agent, and no bonuses, stock option, profit sharing bonuses, retirement or other similar payment or arrangement shall be paid or made by Seller regarding the Purchased Business;

        (c) No funds shall be borrowed or loaned by Seller regarding the Purchased Business other than in the ordinary course of business or pursuant to Seller's line of credit with the Bank of Boston - Connecticut; and

        (d) Seller will use its best efforts to preserve the Purchased Business's organization intact.

     Section 8.2  Access to Information.  From the date of
                  ---------------------
execution by Seller of this Agreement to and including the Closing, Seller shall, subject to notice, permit Modine and its authorized representatives, accountants and attorneys full and reasonable access to all records and other data relating to the Purchased Business, as well as access to the properties and assets of the Purchased Business and to all records and data relating thereto. In that connection, Seller shall furnish, or cause to be furnished, to Modine and its representatives such financial and operating data and such other information with respect to the Purchased Business, its properties and assets as Modine or such representatives shall from time to time reasonably request. With the consent and supervision of Seller, Modine and its representatives shall be entitled to contact or communicate with any suppliers or customers of the Purchased Business or other persons having business dealings with the Purchased Business provided such contact or communication is done in a reasonably prudent manner so as not to intentionally disrupt or disturb Seller's business relations with such suppliers, customers or persons. All information and documents furnished to Modine shall be kept confidential and, in the event the transaction contemplated herein is not consummated, all such information and documents shall be returned to Seller. All information shall be subject to the Confidentiality Agreement between Modine and Seller dated as of April 27, 1995.

     Section 8.3  Bulk Sales Compliance.  Modine and Subsidiary
                  ---------------------
hereby waive compliance by Seller with any bulk sales acts of any state, and other laws having a similar effect, which may apply to the transactions contemplated by this Agreement.

     Section 8.4  Employees.  Seller shall terminate all
                  ---------
employees of the Purchased Business effective immediately prior to the Closing. Simultaneously therewith, Buyer shall make offers of employment, subject to the Closing, to those same employees at the same levels of compensation and benefits as previously paid to such employees by Seller.

     Section 8.5  Completion of Schedules.  The parties
                  -----------------------
acknowledge that the Schedules annexed hereto and to the AutoAir Agreement are substantially complete and correct in all material respects and that additional information with respect thereto will be provided no later than two (2) weeks from the date hereof. Seller represents and warrants that such additional information will not, singly or in the aggregate, render any of the representations and warranties made by Seller as of the date hereof incomplete, inaccurate or incorrect in any material respect.

                           ARTICLE IX
          CONDITIONS PRECEDENT TO OBLIGATIONS OF MODINE

     All obligations of Modine, including the obligation to make any payments pursuant to Section 2.3 are subject to the fulfillment on or before the Document Closing of each of the following conditions, each of which may be waived (but only by an express written waiver) at the sole discretion of Modine:

     Section 9.1  Accuracy of Representations and Warranties.
                  ------------------------------------------
The representations and warranties of Seller herein contained shall be true and correct in all material respects.

     Section 9.2  Performance of Agreements.  Seller shall have
                  -------------------------
performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Document Closing.

     Section 9.3  Seller's Certificate.  Seller shall have
                  --------------------
furnished Modine with a certificate dated the Document Closing date to the effect that the conditions specified in Sections 9.1 and 9.2 above have been fulfilled (Exhibit IV).

     Section 9.4  Actions, Proceedings, Etc.  All actions,
                  --------------------------
proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto, to be performed or provided by Seller and all related legal matters shall have been reasonably satisfactory to counsel for Modine.

     Section 9.5  Material Non-Assignable Contracts.  Seller
                  ---------------------------------
shall have presented evidence satisfactory to Modine that consent has been obtained from any third party who may be a party to a material non-assignable contract with Seller pertaining to the Purchased Business.

     Section 9.6  Complete Exhibits and Schedules.  Seller shall
                  -------------------------------
have supplied to Modine materially complete, accurate, and correct information required by the Exhibits and Schedules of this Agreement.

     Section 9.7  Modine's Board of Directors Approval.  Modine
                  ------------------------------------
shall have obtained approval of this Agreement by its Board of Directors.

     Section 9.8  Opinion of Counsel for Seller.  Modine shall
                  -----------------------------
have received an opinion of counsel, dated the Document Closing date, in form and substance satisfactory to Modine (Exhibit V).

     Section 9.9  No Impediments to Transaction.
                  -----------------------------

        (a) Modine and Seller and any other person (as defined in the Hart-Scott-Rodino Act and the rules and regulations thereunder) required in connection with the acquisition or the other transactions contemplated by this Agreement to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and Federal Trade Commission pursuant to Title II of the Hart-Scott-Rodino Act shall have made such filing and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

        (b) Neither Modine nor Seller shall be subject to any order, decree or injunction of a court of competent jurisdiction within the United States which (i) prevents or materially delays the consummation of the transactions contemplated by this Agreement or (ii) would impose any material limitation on the ability of Modine effectively to exercise full rights of ownership of the assets or business of Seller.

        (c) No investigation and no suit, action or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any individual, private or public entity, state or federal governmental or regulatory authority against Modine, any of its affiliates, associates, officers or directors seeking to restrain, prevent or change in any material respect the transactions contemplated by this Agreement or seeking damages in connection with such transactions which are material to Modine.

     Section 9.10  Satisfaction With Review of the Purchased
                   -----------------------------------------
Business; No Material Adverse Change.  Modine shall be satisfied
------------------------------------
with its review of the Purchased Business (which satisfaction shall not be unreasonably withheld; market circumstances materially different from those presently existing at the time of execution of this Agreement shall be deemed not to be a sufficient basis upon which Modine can withhold its satisfaction) as a result of the investigation and review conducted by Modine and/or its representatives with respect to the Purchased Business prior to the Document Closing including without limitation audits, appraisals and other examinations as to the Purchased Business's assets, financial condition, prospects, sales and income projections and operations. Notwithstanding any other provision of this Agreement, any such investigation, review, audit, appraisal and other examination shall not modify, diminish or in any manner affect Seller's representations, warranties and covenants contained in this Agreement or in the exhibits, or schedules hereto nor shall any such investigation, review, audit, appraisal or other examination constitute any waiver or relinquishment on the part of Modine of its right to rely upon such representations, warranties, covenants, exhibits, or schedules.

     Except as disclosed in the Schedules, since April 7, 1995 there shall not have occurred any material adverse change in the condition (financial or otherwise) of the Purchased Business.

        Section 9.11  AutoAir Agreement.  Seller and Modine or
                      -----------------
Subsidiary shall have entered into an agreement for the sale of eighty percent (80%) of the stock of AutoAir to Modine and/or Subsidiary pursuant to the Stock Purchase Agreement attached hereto as Exhibit I.

        Section 9.12  Lien Releases.  All lien releases required
                      -------------
to be obtained from any person or entity, in order to deliver the Purchased Business and Purchased Assets free and clear of all liens (other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (e) liens with respect to the obligations expressly assumed by Modine or Subsidiary in accordance with Schedule D, all of which, singly or cumulatively, shall not have a material adverse effect on the Purchased Business and/or Purchased Assets), shall be obtained and delivered by Seller at or prior to the Document Closing Date.

                            ARTICLE X
         CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

     All obligations of Seller are subject to the fulfillment on or before the Document Closing of each of the following conditions, each of which may be waived (but only by an express written waiver) at the sole discretion of Seller.

     Section 10.1  Accuracy of Representations and Warranties.
                   ------------------------------------------
The representations and warranties of Modine and Subsidiary herein contained shall be true and correct in all material respects.

     Section 10.2  Performance of Agreements.  Modine and
                   -------------------------
Subsidiary shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by them at or prior to the Closing Date.

     Section 10.3  Modine's and Subsidiary's Certificate.
                   -------------------------------------
Modine and Subsidiary shall have furnished Seller with a certificate dated the Document Closing date to the effect that the conditions specified in Sections 10.1 and 10.2 above have been fulfilled (Exhibit VI).

     Section 10.4  Opinion of Counsel for Modine and Subsidiary.
                   --------------------------------------------
Seller shall have received an opinion of W. E. Pavlick, Senior Vice President, General Counsel and Secretary of Modine, dated the Document Closing date, in form and substance satisfactory to Seller (Exhibit VII).

     Section 10.5  No Impediments to Transaction.
                   -----------------------------

         (a) Modine and Seller and any other person (as defined in the Hart-Scott-Rodino Act and the rules and regulations thereunder) required in connection with the acquisition or the other transactions contemplated by this Agreement to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and Federal Trade Commission pursuant to Title II of the Hart-Scott-Rodino Act shall have made such filing and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

         (b) Neither Modine nor Seller shall be subject to any order, decree or injunction of a court of competent jurisdiction within the United States which (i) prevents or materially delays the consummation of the transactions contemplated by this Agreement or (ii) would impose any material limitation on the ability of Modine effectively to exercise full rights of ownership of the assets or business of Seller.

         (c) No investigation and no suit, action or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any individual, private or pubic entity, state or federal governmental or regulatory authority against Seller, any of its affiliates, associates, officers or directors seeking to restrain, prevent or change in any material respect the transactions contemplated by this Agreement or seeking damages in connection with such transactions which are material to Seller.

        Section 10.6  AutoAir Agreement. Seller and Modine or
                      -----------------
Subsidiary shall have entered into an agreement for the sale of eighty percent (80%) of the stock of AutoAir to Modine and/or Subsidiary pursuant to the Stock Purchase Agreement attached hereto as Exhibit I.

                           ARTICLE XI
                      DELIVERY OF DOCUMENTS

        Section 11.1  Necessary Documents.  The acquisition of
                            -------------------
assets in exchange for cash and the Notes in accordance herewith will be effective as of 12:01 a.m. on the date following the Closing date. On the Closing Date, subject to the terms and conditions contained in this Agreement, the actual delivery of the following shall occur:

        (a) Seller shall deliver to Subsidiary bills of sale, endorsements, assignments, debts, checks and other instruments of transfer and conveyance in such form as Modine shall reasonably request, as shall be effective to vest in Subsidiary good title to the assets and properties to be conveyed, transferred and delivered hereunder;

        (b) Modine and Seller shall deliver to each other certificates dated the Document Closing date, executed in their respective corporate names by their appropriate corporate officers, in accordance with Section 10.3 and
     Section 9.3, respectively;

        (c) Seller shall deliver to Modine a letter dated as of the Closing Date from its President and its chief financial officer, to the effect that on the basis of the latest financial information available to them, from consultations with other responsible officers of their corporation, and other pertinent inquiries and except as otherwise qualified by Schedule G to this Agreement, they have no reason to believe that during the period from April 7, 1995 to the Closing Date, there were any changes in the Purchased Business's financial condition, other than adjustments made pursuant to Section 2.4, or other than changes in the normal course of business during such period, all of which in the aggregate are not materially adverse; and

        (d) Modine shall deliver to Seller the payment then due in accordance with Section 2.3.

     Notwithstanding the foregoing, all documents shall be delivered on the Document Closing as provided in Article III.

                           ARTICLE XII
                          OTHER MATTERS

     Section 12.1  Assignment of Seller's Real Estate Leases.  At
                   -----------------------------------------
the Document Closing, Seller, as the current lessee, shall execute such assignments as are necessary to transfer the leasehold interests (if any) in the manufacturing facilities, warehouse facilities and office facilities to Subsidiary.

     Section 12.2  Expenses.  All legal and other costs and
                   --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that the Hart-Scott-Rodino filing fee and sales taxes on the transfer of the Purchased Business shall be shared equally by Seller and Modine; and provided, further, that any brokerage fee incurred by the Seller shall be borne by the Seller.

     Section 12.3  Survival of Representations.  All of the
                   ---------------------------
representations, warranties, covenants and agreements of the parties hereto herein contained or contained in any document furnished or to be furnished hereunder shall survive the Closing.

     Section 12.4  Notices.  All notices and other communications
                   -------
given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or delivered by reputable overnight carrier to the parties at the following addresses:

     (a)  if to Modine, to:

          Modine Manufacturing Company
          1500 DeKoven Avenue
          Racine, Wisconsin 53401
              Attention:  President

     (b)  if to Seller, to:

          The Equion Corporation
          269 West Main Street - Suite 800
          Lexington, KY 40509
              Attention: President

          with a copy to:

          The Equion Corporation
          156 Duncan Mill Road, Suite 12
          Don Mills, M3B 3N2
          Ontario, Canada
              Attention:  President

     (c)  if to Subsidiary, to:

          Modi, Inc.
          c/o Modine Manufacturing Company
          1500 DeKoven Avenue
          Racine, Wisconsin  53401
              Attention:  President

or at such other addresses as either of the parties hereto shall have specified in writing to the other.

     Section 12.5  Further Assurances.  Seller shall, at any
                   ------------------
time, and from time to time after the Closing Date, upon request of Modine, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better assigning, transferring, granting, conveying, assuring and confirming to Subsidiary, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the assets or properties to be assigned to Subsidiary as provided herein, and any or all obligations of Seller hereunder.

     Section 12.6  Right to Endorse Checks, etc.  Seller agrees
                   ----------------------------
that after the Closing Date Subsidiary shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness or negotiable instruments received by Subsidiary on account of any accounts receivable or other items transferred to Subsidiary hereunder.

     Section 12.7  Specific Performance.  Seller acknowledges
                   --------------------
that the properties and assets to be sold, transferred and conveyed to Subsidiary pursuant to the terms hereof are unique. In the event of the breach of this Agreement by either party, the other party will have no adequate remedy at law and the parties agree that each shall have the right to enforce its rights hereunder, not only by an action or actions for damages, but also by an action or actions for the specific performance of this Agreement.

     Section 12.8  Non-assignability; Amendment; Waiver.  This
                   ------------------------------------
Agreement shall not be assignable by any of the parties hereto and cannot be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto. Each party hereto may, in writing, extend the time for the performance of any obligations of the other, waive any inaccuracies and representations by the other contained in this Agreement or in any document delivered pursuant thereto or waive compliance by the other with any of the covenants, conditions or performance of any obligations under this Agreement.

     Section 12.9  Binding Effect; Benefits.  This Agreement shall
                   ------------------------
inure to the benefit of and be binding upon the parties hereto, their successors and assigns; nothing in this Agreement expressed or implied is intended to confer on any other person, other than the parties hereto, any rights, remedies, agreements, undertakings, obligations or liabilities under or by reason of this Agreement.

     Section 12.10  Sections and Other Headings.  The sections and
                    ---------------------------
other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 12.11  Counterparts.  This Agreement may be executed in any
                    ------------
number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     Section 12.12  Entire Agreement.  This Agreement (including
                    ----------------
the Attachments, Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement between the parties and supersedes all other prior agreements and understandings, both oral and written, between the parties, with respect to the subject matter hereof.

     Section 12.13  "Knowledge"; "Known".  Any reference herein
                    --------------------
to "knowledge" or "known" shall mean the actual knowledge of senior management of Equion or Signet or knowledge which they should have had or facts or information actually known by them or which they should have known.

     Section 12.14  Governing Law.  This Agreement shall be
                    -------------
governed, construed and enforced in accordance with the laws of the state of Kentucky.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first hereinabove written.

                                     MODINE MANUFACTURING COMPANY
ATTEST:

s/W. E. Pavlick                      BY: s/R. T. Savage
-------------------------               ------------------------------
W. E. Pavlick                            R. T. Savage
Senior Vice President,                   President and Chief Executive
  General Counsel and                    Officer
  Secretary


                                      MODI, INC.
ATTEST:

s/D. R. Zakos                         BY: s/A. D. Reid
-------------------------                -----------------------------
D. R. Zakos                               A. D. Reid
Secretary                                 Vice President



                                      THE EQUION CORPORATION
ATTEST:

s/C. E. Johnson                       BY: s/Sam Reisman
-------------------------                -----------------------------
Charles E. Johnson                        Sam Reisman
President and Chief                       Chairman of the Board and
Operating Officer                         Chief Executive Officer